News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:
Melissa Nigro (610) 902-6206	James Ely (610) 902-6010
melissa.nigro@airgas.com	jim.ely@airgas.com
For release:  Immediately
Airgas Announces $3.3 Billion Sales Goal for Fiscal 2008
RADNOR, PA — November 30, 2005 — Airgas, Inc. (NYSE: ARG) Chairman and Chief Executive Officer Peter McCausland today is announcing at the Company’s annual analyst meeting in Phoenix that Airgas has increased its fiscal year 2008 targets for sales and return on capital, and affirmed its target for operating margin. The company is projecting sales of $3.3 billion, 10-11% operating margins and 12% return on capital by the end of fiscal 2008.
“This fiscal year, we anticipate sales of around $2.8 billion with an operating margin of 9% to 9.5%,” commented McCausland. “We are enjoying good momentum across our business and our outlook is very strong. Our core business has been helped by the industrial economy and our strategic growth platforms of medical, specialty and bulk gases, safety products and strategic accounts are posting double-digit same-store sales.”
McCausland added, “We have many additional opportunities to grow the business by leveraging our strong distribution platform and cash flow. We are focused on the future and will pursue our goals by following a consistent strategic direction.”
Executive Vice President and Chief Operating Officer Mike Molinini commented on the strengthening pricing environment and the Company’s discipline in managing price and its gas supply chain. He also commented on plans to overlay a market focus on the product based sales organization. He said the construction market will soon follow the model currently used in the medical market, with national leadership and specialized branches and sales forces in selected areas.

Nov 30 Meeting Announcements/Page 2
Senior Vice President and Chief Financial Officer Roger Millay outlined FY06 financial expectations including:
•	Diluted earnings per share from continuing operations of $1.50 to $1.56

•	Return on capital of 11%+ and free cash flow of $80MM — $100MM
Millay noted that the FY08 expectations detailed earlier in this announcement include the following assumptions:
•	Same-store sales in mid-single digits

•	$75MM to $125MM acquired sales per year in FY07 and FY08
He also commented that the Company’s financial profile is better than ever with a multi-year trend of earnings growth and margin expansion, strong free cash generation and good flexibility in capital structure.
The presentation materials and the reconciliations for the non-GAAP financial measures presented are available on the Internet at http://www.shareholder.com/arg/slides.cfm
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Nov 30 Meeting Announcements/Page 3
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company’s targets for fiscal 2008 sales of $3.3 billion, operating margins of 10-11%, and 12% return on capital; the Company’s expectations of fiscal 2006 sales of $2.8 billion, operating margin of 9-9.5%, diluted earnings per share from continuing operations of $1.50 to $1.56, return on capital of 11% and free cash flow of $80 million to $100 million; a strong outlook for business conditions; having opportunities to grow the business by leveraging a strong industrial distribution platform and cash flow; pursuing goals by following a consistent strategic direction; strengthening pricing environment; a new market focus approach; and same-store sales and acquired sales assumptions. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: an economic downturn; increased industry competition; adverse changes in customer buying patterns; significant fluctuations in interest rates; the ability to identify, and to successfully consummate and integrate acquisitions; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 and Forms 10-Q dated June 30, 2005 and September 30, 2005 filed by the Company with the Securities and Exchange Commission.
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